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Exhibit 8.1

November 15, 2002

REMEC, Inc.
3790 Via de la Valle, Suite 311
Del Mar, CA 92014

Ladies and Gentlemen:

        This opinion is delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Merger by and among REMEC, Inc., a California corporation ("Buyer"), Reef Acquisition Corp., a Delaware corporation ("Merger Sub") and Spectrian Corporation, a Delaware corporation (the "Company"). Except as otherwise provided, capitalized terms used but not defined herein have the meanings set forth in the Amended and Restated Agreement and Plan of Merger and Reorganization dated as of October 29, 2002 (the "Agreement"). All "section" references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        We have acted as counsel to Buyer and Merger Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof), the truth and accuracy at all relevant times (including without limitation the Effective Time) of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

        (a)  the Agreement;

        (b)  those tax representation letters delivered to us by Buyer, Merger Sub and the Company pursuant to the Agreement (the "Tax Representation Letters");

        (c)  the Registration Statement on Form S-4 filed by Buyer with the Securities and Exchange Commission on or about November 15, 2002; and

        (d)  such other instruments and documents related to the formation, organization, and operation of Buyer and Merger Sub, and related to the consummation of the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

        In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

        (a)  original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents

REMEC, Inc.
November 15, 2002

have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

        (b)  all representations, warranties, and statements made or agreed to by Buyer, Merger Sub, and the Company in connection with the Merger, including but not limited to those set forth or described in the Agreement (including the exhibits thereto), the Registration Statement, and the Tax Representation Letters, are true and accurate at all relevant times (including the Effective Time);

        (c)  all covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

        (d)  the Merger and the ownership of Merger Sub and the Company will be reported by Buyer, Merger Sub, and the Company on their respective federal income tax returns in a manner consistent with the opinion set forth below;

        (e)  any representation or statement qualified with reference to the "knowledge" or intention of a person is correct without such qualification;

        (f)    the Registration Statement, the Agreement, and the Tax Representation Letters reflect all the material facts relating to the Merger, Buyer, Merger Sub, and the Company; and

        (g)  the Certificate of Merger will be accepted for filing by the Secretary of State of the State of Delaware.

        Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, (i) if the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof), then for United States federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and each of Buyer, Merger Sub and the Company will be parties to that reorganization, and (ii) the discussion entitled "Material United States federal income tax consequences of the merger" contained in the Registration Statement, as limited by the qualifications in that section and insofar as it relates to statements of law and legal conclusions, accurately sets forth the material Untied States federal income tax considerations generally applicable to the Merger.

        This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or any other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. No

REMEC, Inc.
November 15, 2002

opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws.

        No opinion is expressed as to any transaction other than the Merger as described in the Agreement, or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion could be adversely affected and should not be relied upon.

        This opinion represents only our best judgment concerning the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        This opinion is rendered to you in connection with Buyer's filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to or relied upon for any other purpose without our express written consent. In addition, this opinion letter may not be relied upon or furnished to any other person, firm, corporation or entity without our prior written consent, provided, however, that Company stockholders who exchange their Company stock for Buyer stock in the Merger may rely upon this opinion.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement, including the Proxy Statement/Prospectus constituting part thereof, and in any amendment thereto, with respect to the discussion of the material federal income tax consequences of the Merger.

Very truly yours,

/s/ Heller Ehrman White & McAuliffe LLP

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  Exhibit 8.1